Exhibit 16.1

August 23, 2022

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read the statements made by Akili, Inc. under Item 4.01 of its Form 8-K dated August 23, 2022. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Akili, Inc. contained therein.

Very truly yours,

/s/ Marcum LLP

Marcum LLP